boardman & clark llp	Exhibit 12.1
LAW FIRM	1 SOUTH PINCKNEY STREET, STE. 410, P.O. BOX 927, MADISON, WI 53701-0927 Telephone 608-257-9521 Facsimile 608-283-1709 boardmanclark.com

[DATE]

Spencer Bancorporation, Inc. 201 West Clark Street Spencer, WI 54479

Re:

Opinion Regarding Material Federal Income Tax Consequences of Merger

Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences of the proposed merger (the “Merger”) of Stratford Merger Corp. (“Merger Sub”), a Wisconsin corporation and wholly owned subsidiary of Stratford Bancshares, Inc. (“Acquiror”), a Wisconsin Corporation, with and into Spencer Bancorporation, Inc. (“Company”), a Wisconsin Corporation, pursuant to which Company will survive, as provided in the Agreement and Plan of Reorganization dated as of October 3, 2016 by and among Acquiror, Company, and others (“Plan of Reorganization”), as more fully described in the Preliminary Offering Circular (“Circular”) filed on January 9, 2017 with the Securities Exchange Commission. Our opinion is being delivered to you in connection with the Circular.

The Merger contemplates the acquisition, by statutory merger, of all the assets and liabilities of Merger Sub by Company, and the conversion of the common stock of Company (“Company Common Stock”) into the right to receive shares of common stock of Acquiror (“Acquiror Common Stock”) and cash pursuant to the Plan of Reorganization.  In lieu of issuing fractional shares of Acquiror Common Stock in the Merger, Company shareholders will receive cash for any fractional share of Acquiror Common Stock owed to them.  The amount of cash Company shareholders will receive for any fractional share will be determined under Section 1.7(e) of the Plan of Reorganization.  The Plan of Reorganization (including exhibits thereto) contains a detailed description of the Merger and is hereby fully incorporated in this letter as part of the statement of facts.

In rendering this opinion, we have reviewed and examined forms of the following documents relating to the above-described Merger:

(i)

Plan of Reorganization;

(ii)

Circular;

(iii)

Articles of Incorporation of Acquiror dated November 22, 1985 and Articles of Amendment to Articles of Incorporation of Acquiror dated February 18, 1986;

(iv)

Articles of Incorporation of Company dated May 15, 1981 and Articles of Amendment of Company dated December 14, 1995;

(v)

WIPFLI LLP’s Fair Market Business Evaluation of Acquiror as of April 30, 2016; and

(vi)

WIPFLI LLP’s Fair Market Business Evaluation of Company as of April 30, 2016.

In such review and examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals of such latter documents. We have relied without investigation on all of the listed documents, have not made any independent factual investigation, and disclaim any duty to make such an investigation. You accept this opinion on that basis.

Our opinion is conditioned on the receipt of certain factual statements and representations made by a duly authorized officer of Company to us and by a duly authorized officer of Acquiror to us (collectively, the “Representation Letters”), and our opinion is further conditioned on such statements and representations being true, correct, and complete and continuing to be true, correct, and complete at all times up to and including the effective date and time of the Merger as agreed upon by the parties and specified in the Wisconsin Articles of Merger (the “Effective Time”).

Our opinion is based, in part, on the assumption that the proposed Merger will occur in accordance with the terms of the Plan of Reorganization (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved in writing) and the facts and representations set forth or referred to herein, and that such facts and representations, as well as the facts and representations set forth in the Plan of Reorganization, are accurate as of the date hereof and will be accurate at the Effective Time. Our opinion is further conditioned on all such factual statements and representations made “to the best of the knowledge” of any person or party or with similar qualifications being true, correct, and complete, and continuing to be true, correct, and complete at all times up to and including the Effective Time, as if made without such qualifications.  You have not requested that we undertake, and we have not undertaken and disclaim any duty to undertake, any independent investigation of the accuracy of the facts, representations, and assumptions set forth or referred to herein.

Our opinion is based, in part, on the assumption that following the Effective Time, as required under Section 4.10 of the Plan of Reorganization, neither Acquiror nor Merger Sub will take any action, cause any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act could prevent the Merger from qualifying as a

Spencer Bancorporation, Inc.

[DATE]

reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

For the purposes indicated above, based upon the facts, assumptions, representations, limitations, qualifications, and conditions set forth or referred to herein and subject to the limitations and qualifications set forth in the Plan of Reorganization and the Circular, it is our opinion that for federal income tax purposes, the description of the law and the legal conclusions contained in the Circular under the caption “Material U.S. Federal Income Tax Consequences of the Merger” are correct in all material respects.

The opinions expressed in this letter are based on the Code, the Income Tax Regulations promulgated by the Treasury Department thereunder, and judicial authority reported as of the date hereof.  We have also considered the positions of the Internal Revenue Service (the “Service”) reflected in published and private rulings as of the date hereof.  Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurances that future legislation or administrative changes, court decisions, or Service interpretations will not significantly modify the statements or opinions expressed herein.  We do not undertake to make any continuing analysis of the facts or relevant authorities following the date of this letter or to notify you of any changes to such facts or authorities.

You should be aware that no ruling has been sought or obtained from the Service as to the federal income tax consequences of any aspect of the Merger and that our opinion is not binding on the Service. You should also be aware that there can be no assurance, and none is hereby given, that the Service will not take a position contrary to the position reflected in our opinion, or that our opinion will be upheld by the courts if challenged by the Service.

Our opinions are limited to those federal income tax issues specifically addressed herein.  We do not express any opinion as to any other federal tax issues, or any state, local, or foreign tax issues, arising from or related to the transactions contemplated in the Plan of Reorganization arising from or related to the Merger.  Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings. In addition, we express no opinion as to the tax treatment of any conditions existing at the time of, or effects resulting from, transactions which are not specifically addressed herein. We express no opinion as to whether the discussion contained in the Circular under the caption “Material U.S. Federal Income Tax Consequences of the Merger” addresses all of the United States federal income tax consequences of the Merger that may be applicable to Company or the holders of Company common stock.

This opinion is furnished to Company solely for its benefit in connection with the Merger and is not to be relied upon, quoted, circulated, published, or otherwise referred to for any other purpose, in whole or in part, without our express prior written consent.  This opinion may be disclosed to shareholders of Company and they may rely on it, it being understood that we are not establishing any attorney-client relationship with any shareholder of Company.  This letter is not to be relied upon for the benefit of any other person.

If either (i) the relevant facts at the Effective Time differ from those represented to us in the Representation Letters or reflected in the Plan of Reorganization, (ii) the Merger is completed under terms not contained in the Plan of Reorganization, (iii) our assumptions prove to be untrue, or (iv) the existing authorities are modified by legislative, administrative or judicial action, our conclusions may differ and our opinion may not be relied upon.  In such event, we do not assume any responsibility to provide a revised opinion or other advice, and we assume no duty to communicate with you with respect to any matter that comes to our attention hereafter.

We hereby consent to (i) the reference to our opinion in the Circular; (ii) the filing of this opinion as an exhibit to the Circular; and (iii) the use of our name in the Circular.  In giving such consent, however, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities Exchange Commission promulgated thereunder.

Sincerely,

Boardman & Clark LLP